UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

July 30, 2019
Date of Report (date of earliest event reported)

Phillips 66 Partners LP
(Exact name of registrant as specified in its charter)

Delaware	001-36011	38-3899432
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2331 CityWest Boulevard
Houston, Texas 77042
(Address of Principal Executive Offices and Zip Code)

(855) 283-9237
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units, Representing Limited Partnership Interests	PSXP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.
On July 30, 2019, Phillips 66 Partners LP (the “Partnership”) amended and restated its $750 million revolving credit agreement with a syndicate of banks and other financial institutions party thereto and JPMorgan Chase Bank N.A., as administrative agent, to extend the term of the agreement (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement is guaranteed by Phillips 66 Partners Holdings LLC and amends and restates in its entirety the Credit Agreement dated as of June 7, 2013, as amended by the First Amendment to Credit Agreement, dated November 21, 2014, and the Second Amendment to the Credit Agreement, dated October 3, 2016 (the “Existing Credit Agreement”).
The Amended and Restated Credit Agreement extends the scheduled maturity under the Existing Credit Agreement from October 3, 2021 to July 30, 2024. There were no other material amendments to the Existing Credit Agreement and the overall capacity remains at $750 million. At closing, the Partnership had no borrowings under the Amended and Restated Credit Agreement.
The Partnership has the option to increase the overall capacity of the Amended and Restated Credit Agreement by up to an additional $250 million for a total of $1 billion, subject to, among other things, the consent of the existing lenders whose commitments will be increased or any additional lenders providing such additional capacity. The Partnership also has the option to extend the scheduled maturity of the Amended and Restated Credit Agreement for up to two additional one-year terms, subject to, among other things, the consent of the lenders holding the majority of the commitments and of each lender extending its commitment.
Outstanding borrowings under the Amended and Restated Credit Agreement bear interest, at the Partnership's option, at either: (a) the Eurodollar rate in effect from time to time plus the applicable margin; or (b) the reference rate (as described in the Amended and Restated Credit Agreement) plus the applicable margin. The pricing levels for the commitment fee and interest-rate margins are determined based on the ratings in effect for the Partnership’s senior unsecured long-term debt from time to time. The Amended and Restated Credit Agreement requires that the Partnership's ratio of total debt to EBITDA for the prior four fiscal quarters must be not greater than 5.0 to 1.0 as of the last day of each fiscal quarter (and 5.5 to 1.0 during the specified period following certain acquisitions).
Certain of the banks and financial institutions that are party to the Amended and Restated Credit Agreement and their affiliates have provided and may, from time to time, continue to provide investment banking, financial advisory, lending and/or commercial banking services to the Partnership and its affiliates, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.
The foregoing description of the Amended and Restated Credit Agreement is not complete and is qualified in its entirety by reference to the Amended and Restated Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits
Exhibit No.        Description

10.1
Amended and Restated Credit Agreement dated as of July 30, 2019, among Phillips 66 Partners LP, Phillips 66 Partners Holdings LLC, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

101.INS	XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phillips 66 Partners LP
By: Phillips 66 Partners GP LLC, its general partner

Dated: August 1, 2019	By:/s/ Rosy Zuklic
Rosy Zuklic
Vice President and Chief Operating Officer